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                                                                   Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report (which includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, as of February 4, 2001) dated April 29, 2002 relating to the consolidated financial statements, which appears in The Kroger Co.'s Annual Report on Form 10-K for the fiscal year ended February 2, 2002. We also consent to the reference to us in the first paragraph under the heading "Experts" in such Registration Statement.

(PricewaterhouseCoopers LLP)
PricewaterhouseCooper LLP

Cincinnati, Ohio
June 27, 2002